Exhibit 3.43

CERTIFICATE OF FORMATION

OF

DCT DELTA COURT LLC

1.	The name of the limited liability company (the “LLC”) is DCT Delta Court LLC.

2.	The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, State of Delaware, County of New Castle, 19808. The name of the registered agent of the LLC at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 4th day of December, 2012.

By:	/s/ Marilyn Cartwright
Name:	Marilyn Cartwright
Authorized Person

State of Delaware

Certificate of Correction

of a Limited Liability Company

to be filed pursuant to Section 18-211(a)

1.	The name of the Limited Liability Company is: DCT Delta Court LLC.

2.	That a Certificate of Formation was filed by the Secretary of State of Delaware on December 4, 2012, and that said Certificate requires correction as permitted by Section 18-211 of the Limited Liability Company Act.

3.	The inaccuracy or defect of said Certificate is: (must give specific reason) scrivener’s error for Item 1. of the Certificate of Formation.

4.	The Certificate is hereby corrected to read as follows: 1. The name of the limited liability company (the “LLC”) is DCT Delia Court LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 5th day of December             , A.D. 2012.

By:	/s/ Marilyn Cartwright
Authorized Person ;

Name:	Marilyn Cartwright
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